Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
          This Agreement is entered into as of this 3rd day of October, 2007, between AirNet Systems, Inc. (“AirNet”) and Gary W. Qualmann (“Qualmann”).
          WHEREAS, Qualmann has been an employee of AirNet since September 2003 and has been employed by AirNet as its Chief Financial Officer pursuant to the terms of an employment agreement (the “Employment Agreement”) since May 3, 2005 (and in this capacity holds other various positions with AirNet and its affiliates), has held various positions as an officer, director and/or manager with AirNet’s subsidiaries and affiliates and serves as Treasurer and Secretary of AirNet;
          WHEREAS, AirNet and Qualmann have mutually agreed that it is in the best interests of both parties for Qualmann to resign as AirNet’s Chief Financial Officer, Treasurer and Secretary, to terminate his employment with AirNet, and to resign from all positions as a director, officer and/or manager of each of AirNet’s subsidiaries and affiliates effective as of the Separation Date;
          WHEREAS, under such circumstances, Qualmann would not be entitled to severance payments under the Employment Agreement;
          WHEREAS, AirNet wishes to provide certain severance payments to Qualmann, as outlined in this Agreement, following his resignation;
          WHEREAS, the parties wish for this Agreement to supersede the provisions of the Employment Agreement and to render the terms of the Employment Agreement null, void and of no effect;
          WHEREAS, Qualmann provided valuable service to AirNet during his employment as Chief Financial Officer, Treasurer and Secretary;
          NOW, THEREFORE, and in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which is agreed to by the parties, AirNet and Qualmann hereby mutually agree as follows:
          1. Termination of Employment. Qualmann shall resign as Chief Financial Officer, Treasurer and Secretary of AirNet effective as of October 3, 2007. The parties agree that Qualmann shall formally separate from service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) as an employee, director, member or manager with AirNet and each of its subsidiaries and affiliates effective as of October 12, 2007 (the “Separation Date”). On the Separation Date, Qualmann’s employment with AirNet and all further compensation and remuneration of Qualmann as an employee and all eligibility of Qualmann under AirNet’s benefit plans shall terminate, except as otherwise provided in this Agreement or by applicable law. Qualmann shall continue to provide services and to devote his skills, time and attention as an employee of AirNet and in furtherance of the business and interests of AirNet between October 3, 2007 and the Separation Date. During such period, Qualmann shall report to the Chief Executive Officer and any interim Chief Financial Officer appointed by the Chief Executive Officer or the Board of Directors of AirNet, and shall receive all compensation and benefits to which he is entitled as an employee of AirNet until the Separation Date.
          2. Severance Payments. Following the termination of his employment on the Separation Date, Qualmann will receive the following payments and benefits:
          (a) any base salary that is accrued but unpaid and any business expenses paid by Qualmann that are unreimbursed—all, as of the Separation Date;
          (b) a single lump sum payment, payable by earlier of (a) October 31, 2007 or (b) the first business day following the seventh day after execution of this Agreement by Qualmann, equal to one hundred forty one thousand and seven hundred eighty dollars ($141,780.00), which represents (i) six months’ salary, (ii) an agreed upon amount with respect to unused vacation time, (iii) an amount equal to the premiums required for Qualmann and his eligible dependents to continue their coverage under AirNet’s group health plan pursuant to the provisions of Section 4980B of the Code (“COBRA”), for twelve months after October 31, 2007 and (iv) $15,000 for use by Qualmann to obtain certain outplacement services; and
          (c) any rights and benefits (if any) payable to Qualmann under the employee benefit plans and programs of AirNet, determined in accordance with the applicable terms and provisions of such plans and programs.
     3. Non-disparagement.
          (a) Qualmann agrees not to disparage or otherwise comment negatively about any Releasee (as defined below), except to the extent that Qualmann is required by applicable law to testify and only then to the extent that such testimony is fair and accurate.
          (b) AirNet agrees not to disparage or otherwise comment negatively about Qualmann, except to the extent that AirNet is required by applicable law to testify and only then to the extent that such testimony is fair and accurate.
     4. Non-Competition; Non-Solicitation.
          (a) Except with the prior written consent of AirNet, for a period of twelve (12) months immediately following the Separation Date, Qualmann shall not, directly or indirectly for the benefit of himself or others, either as principal, agent, manager, consultant, partner, owner, employee, distributor, dealer, representative, joint venturer, creditor or otherwise, engage in any work involving any of the following: (i) any activity involving the delivery of time sensitive packages or which competes with any service or product of AirNet now in existence or in existence as of the Separation Date; (ii) the promotion, solicitation, attempt to solicit, license or sell, in any geographic area where AirNet or its successor in interest conducts business of any product or service in competition with the products or services of AirNet; (iii) the solicitation, attempt to solicit, management, maintenance, sale or license of any product or service in competition with the products or services of AirNet to any business which was a customer of AirNet during the one year period immediately preceding the Separation Date; and (iv) the disclosure to any person of the names of any of the customers of AirNet or any other information pertaining to them unless such information can be obtained from public sources.
          (b) Except with the prior written consent of AirNet, for a period of twelve (12) months immediately following the Separation Date, Qualmann shall not, directly or indirectly for the benefit of himself or others, solicit or knowingly accept for employment any key employee of AirNet or any subsidiary or affiliate of AirNet. For purposes hereof, (i) a “key employee” shall mean any officer or other management employee of AirNet or any subsidiary or affiliate of AirNet, as well as any employee of AirNet or any subsidiary or affiliate of AirNet employed as a pilot or employed in the areas of finance, marketing, sales or maintenance. Subject to the preceding sentence, nothing contained herein shall preclude general solicitation of employment through advertisements or similar means.
          (c) Qualmann acknowledges that the business of AirNet is national in scope and the national scope is the reason for the geographic scope and/or duration of the restrictions on competition and solicitation provided in this Paragraph 4. Satisfaction of the twelve (12) month period described in this Paragraph 4 shall be suspended during the time of any activity of Qualmann prohibited by this Paragraph 4. In the event a court grants injunctive relief to AirNet for a failure of Qualmann to comply with the provisions contained in this Paragraph 4, the noncompetition period shall commence anew with the date such relief is granted.
          (d) The restrictions provided in this Paragraph 4 may be enforced by an action at law, or in equity, including but not limited to, an action for injunction and/or an action for damages. The provisions of this Paragraph 4 constitute an essential element of this Agreement, without which the Agreement would not have been affected by AirNet. The provisions of this Paragraph 4 shall survive the termination of any other obligations of Qualmann under this Agreement for a period necessary to enforce its provisions. If the scope of any restriction contained in this Paragraph 4 is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law and Qualmann hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.
          5. Confidential Information. Qualmann will hold in a fiduciary capacity, for the benefit of AirNet, all secret or confidential information, knowledge, and data relating to AirNet and its affiliates, that shall have been obtained by Qualmann during his employment with AirNet and that is not public knowledge (other than by acts by Qualmann or his representatives in violation of this Agreement). After the Separation Date, Qualmann will not, without the prior written consent of AirNet, communicate or divulge any such information, knowledge, or data to anyone other than AirNet or those designated by it, unless the communication of such information, knowledge or data is required pursuant to a compulsory proceeding in which Qualmann’s failure to provide such information, knowledge, or data would subject him to criminal or civil sanctions and then only with prior notice to AirNet.

          6. Release.
          (a) In consideration of the premises, and the payments, property and actions described in the foregoing paragraphs, Qualmann hereby releases and forever discharges AirNet, its operating companies or entities, subsidiary companies or entities, its parent companies or entities, its affiliated companies or entities, their shareholders, officers, directors, trustees, employees, associates, agents, benefit plans, successors and assigns (each, a “Releasee”) from any and all claims, demands or rights of action, whether contractual, common law or statutory, whether known or unknown, which may in any way relate to Qualmann’s employment and association with AirNet or the termination of that employment and association, including, but not limited to claims arising under the Age Discrimination in Employment Act, as well as any other such claim which exists as of the date this Agreement is executed, except for those, if any, arising under this Agreement.
          (b) Unless or until this Agreement is publicly disclosed by AirNet, Qualmann also agrees to keep confidential and not disclose to any person or any entity or encourage or facilitate the disclosure to any person or entity the terms of this Agreement, including, but not limited to, the monetary amount of this Agreement; provided, that the foregoing shall not restrict disclosure to Qualmann’s spouse, counsel, accountants, financial advisors or others with a reasonable need to know such information or as required by compulsory process. Qualmann also agrees that he will not voluntarily make any oral or written statements or reveal any information to any person, company, or agency which may be construed to be negative, disparaging or damaging to AirNet’s reputation or AirNet’s business, or which would interfere in any way with AirNet’s business relations with the general public.
          (c) Qualmann acknowledges that he has been advised by this writing to consult with an attorney and has had the opportunity to take at least 21 days in which to review and consider this Agreement and to consult with legal counsel with respect thereto. Qualmann further acknowledges that he has entered into this Agreement voluntarily and of his own free will. Qualmann acknowledges his right to revoke this Agreement within seven days following the execution hereof by giving written notice thereof to AirNet. In the event of such revocation, this Agreement shall become null and void and no party hereto shall have any rights or obligations hereunder.
          7. No Admission. This Agreement shall not be construed in any manner as an admission by either party that such party has violated any law, policy or procedure or acted wrongfully with respect to the other party or any other person, or that either party has any rights whatsoever against the other party. Each party acknowledges that the other party specifically disclaims any liability to such party arising from Qualmann’s employment relationship with AirNet or the termination of that relationship.
          8. Indemnification.
          (a) AirNet agrees that if Qualmann is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an officer or employee of AirNet or is or was serving at the request of AirNet as a director, officer, manager, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, Qualmann shall be indemnified and held harmless by AirNet to the fullest extent legally permitted or authorized by AirNet’s Amended and Restated Articles of Incorporation or Code of Regulations against all expenses (including attorney’s fees, judgments, fines and amounts paid in settlement) actually and reasonably incurred by Qualmann in connection therewith, and such indemnification shall continue as to Qualmann even if he has ceased to be a director, officer, manager, member, employee or agent of AirNet or such other entity and shall inure to the benefit of Qualmann’s heirs, executors and administrators; provided, however, that nothing herein is intended to indemnify Qualmann for any acts committed which fall outside the scope of his employment with AirNet or for acts for which Qualmann would not be entitled to indemnification pursuant to the provisions of AirNet’s Amended and Restated Articles of Incorporation or Code of Regulations.
          (b) If and to the extent that AirNet maintains a directors’ and officers’ liability insurance policy with respect to other senior executives and/or directors of AirNet, AirNet agrees to continue and maintain such insurance policy coverage for Qualmann for a period of five years from the Separation Date on substantially similar terms as the other senior executives and/or directors covered thereby.
          9. Notices. Any notice given to either party to this Agreement will be in writing, and will be deemed to have been given when delivered personally or sent by certified mail, postage prepaid, return receipt requested, duly addressed to the party concerned, at the address indicated below or to such changed address as such party may subsequently give notice of:

If to AirNet:	AirNet Systems, Inc.
7250 Star Check Drive
Columbus, Ohio 43217

If to Qualmann:	Gary W. Qualmann
At the last address on file
with AirNet
          10. Taxes. Anything in this Agreement to the contrary notwithstanding, all payments required to be made hereunder by AirNet to Qualmann will be subject to withholding of such amounts relating to taxes as AirNet may reasonably determine that it should withhold pursuant to any applicable law or regulations. In lieu of withholding such amounts, in whole or in part, however, AirNet may, in its sole discretion, accept other provision for payment of taxes, provided that it is satisfied that all requirements of the law affecting its responsibilities to withhold such taxes have been satisfied.
          11. Governing Law/Captions/Severance. This Agreement will be construed in accordance with, and pursuant to, the laws of the State of Ohio. The captions of this Agreement will not be part of the provisions hereof, and will have no force or effect. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement. Except as otherwise specifically provided in this paragraph, the failure of either party to insist in any instance on the strict performance of any provision of this Agreement or to exercise any right hereunder will not constitute a waiver of such provision or right in any other instance.
          12. Entire Agreement/Amendment. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and the parties have made no agreement, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. This Agreement may be amended only by mutual written agreement of the parties.
     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

AIRNET SYSTEMS, INC.

By:	/s/ Bruce D. Parker

Bruce D. Parker
Chairman, President and Chief Executive Officer

/s/ Gary W. Qualmann

Gary W. Qualmann